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                                                                    Exhibit 8.1






                                                  May 28, 1998


Board of Directors
BENCHMARQ Microelectronics, Inc.
17919 Waterview Parkway
Dallas, Texas  75252


Ladies and Gentlemen:


     We have acted as counsel to BENCHMARQ Microelectronics, Inc., a Delaware corporation ("BENCHMARQ"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of March 2, 1998 (the "Merger Agreement"), among Unitrode, Merrimack Corporation, a Delaware corporation and wholly owned subsidiary of Unitrode ("Newco"), and BENCHMARQ, and (ii) the preparation of the Joint Proxy Statement of Unitrode and BENCHMARQ (the "Joint Proxy Statement-Prospectus") included in the Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") on May 28, 1998 (the "Registration Statement"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined the Merger Agreement, the Joint Proxy Statement-Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our atten-





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BENCHMARQ Microelectronics, Inc.
May 28, 1998
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tion during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Joint Proxy
Statement-Prospectus, and (iii) that the representations made to us by Unitrode, Newco and BENCHMARQ in their respective letters to us dated May 28, 1998, and delivered to us for purposes of this opinion are accurate and complete.

     Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the Joint Proxy Statement-Prospectus under the heading "Certain United States Federal Income Tax Consequences of the Merger" (the "Discussion"), in our opinion (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) holders of BENCHMARQ Common Stock who exchange their BENCHMARQ Common Stock for Unitrode Common Stock in the Merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that they receive in lieu of fractional shares of Unitrode Common Stock;
(iii) each such holder's aggregate tax basis in the Unitrode Common Stock received in the Merger will equal his or her aggregate tax basis in the BENCHMARQ Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received; and
(iv) the holding period of Unitrode Common Stock received by such holder in the exchange will include the holding period of the BENCHMARQ Common Stock surrendered in exchange therefor. We express no opinion as to whether the opinion of Winstead, Sechrest & Minick P.C. set forth in the Discussion address all of the United States federal income tax consequences of the Merger. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion and herein. Further, there can be no assurances that the opinion expressed in the Discussion and herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.



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BENCHMARQ Microelectronics, Inc.
May 28, 1998
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     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect)
(i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

     This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Joint Proxy Statement- Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings "SUMMARY -- The Merger -- Certain United States Federal Income Tax Consequences of the Merger," "THE MERGER -- Certain United States Federal Income Tax Consequences of the Merger," and "THE MERGER -- The Merger Agreement -- Conditions to Consummation of the Merger" in the Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.





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BENCHMARQ Microelectronics, Inc.
May 28, 1998
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                                          Very truly yours,
                                          Winstead Sechrest & Minick P.C.


                                          By: /s/ Steven A. Ruskin
                                          -----------------------------
                                          Steven A. Ruskin